EXHIBIT 99.1


Company Contact
David Faulkner
Cimetrix, Incorporated
Phone: (801) 256-6500
Fax: (801) 256-6510
faulkner@cimetrix.com



Editorial Contact
Trine Pierik
Positio PR
Phone: (408) 453-2400
Fax: (408) 453-2404
trine@positio.com



      Cimetrix Closes $2 Million in Financing with Two Strategic Investors
  New Capital to Accelerate Product Development, Support Market Growth in Japan

SALT LAKE CITY, Utah - January 31, 2005 - Cimetrix (OTCBB: CMXX), a leading provider of factory automation software for the global semiconductor and electronics industries, today announced the closing of a placement of $2.0 million of common stock at a price of $0.80 per share with two strategic investors.

"This capital infusion will be applied to several important areas of our growth plan, including accelerating development of new product initiatives and expanding our presence in Asian markets -- particularly Japan," said Bob Reback, president and CEO. "We are especially pleased that our new investors are strategic partners in that they share the same vision for growth and have a vested interest in our success in expanding Cimetrix's presence in the Japanese semiconductor space."

One of these investors is Tsunami Network Partners Corporation, an investment banking firm located in Yokohama, Japan, also known as the Silicon Valley of Japan. The firm has close alliances with the Japanese high technology community and has been instrumental in making key introductions for Cimetrix with current and potential Japanese customers.

"We initially invested in Cimetrix in 2002 and have been pleased with the company's management team and progress over the past few years," said Yoji Shimbori, general manager of Tsunami Network Partners. "We have seen a strong interest in Cimetrix's high quality software products and believe they have a good opportunity to achieve success in the Japanese and Asian markets."


About Cimetrix  Incorporated
Cimetrix Incorporated, headquartered in Salt Lake City, Utah, is a developer of software products for equipment and advanced motion control. Connectivity products include CIM300, an award winning product family for 300mm semiconductor tools, and CIMConnect, a family of enabling general-purpose connectively solutions for 200mm tools and printed circuit board equipment. Cimetrix's latest software offering, CIMPortal, targets new e-manufacturing initiatives and is based on Interface A equipment communications standards from Semiconductor Equipment and Materials International (SEMI). Motion control products include the Cimetrix Open Development Environment (CODE) product family, which provides PC-based solutions for motion intensive applications such as surface mount technology equipment, electronics assembly equipment, robotics, and machine tools. For more information, please visit www.cimetrix.com.

Forward-looking Statement Disclaimer: The matters discussed in this news release include forward-looking statements made by the company's senior management regarding growth initiatives and other statements, all of which involve risks and uncertainties including but not limited to the success of the company's OEM customers, the ability of the company to continue to develop products that will meet evolving industry standards, the response of the company's customers to existing and new product offerings, the success of the company's customer service, professional services and R&D departments, economic conditions and demand in the semiconductor fabrication industry, the technical competitiveness of the company's products and other risks discussed more fully in filings by the company with the Securities and Exchange Commission. Reference is made to the company's most recent reports on Forms 10-K and 10-Q, which discuss such risk factors in additional detail.